Exhibit 10.B

AMENDMENT TO NONQUALIFIED STOCK OPTIONS

This Amendment to Nonqualified Stock Options (“Amendment”) is made and entered into this      day of                 ,         , by and between Mentor Graphics Corporation, an Oregon corporation (the “Company”), and                      (the “Optionee”).

RECITALS

The Company has granted, and may in the future grant, nonqualified stock options (“NQSOs”) to Optionee that are evidenced by the Company’s standard form of Stock Option Agreement Terms and Conditions (“Option Agreement”). Section 4 of the Option Agreement provides that NQSOs generally may not be assigned or transferred. The Compensation Committee of the Board of Directors of the Company has authorized limited transfer rights with respect to all NQSOs held by Optionee, and this Amendment sets forth the terms under which all NQSOs now held or hereafter granted to Optionee will be transferable. This Amendment does not affect any incentive stock options now held or hereafter granted to Optionee.

Now, therefore, the parties agree as follows:

1. Section 4 of the terms and conditions of the Option Agreement evidencing each NQSO now held by Optionee or hereafter granted to Optionee is amended to read as follows:

“4. Limited Assignability. This option may not be assigned or transferred except (a) in whole or in part to a Family Member (as defined below) provided that no value is given in exchange for such assignment or transfer, or (b) on death, by will or operation of law. The option may only be exercised by the Optionee, a Family Member or by a successor or representative after death. The term “Family Member” means:

(1) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son- in-law, daughter-in-law, brother-in-law, or sister-in-law of Optionee, including adoptive relationships;

(2) any person sharing the Optionee’s household (other than a tenant or employee);

(3) a trust in which Optionee or persons in (1) or (2) above have more than fifty percent of the beneficial interest;

(4) a foundation in which Optionee or persons in (1) or (2) above control the management of assets; and

(5) any other entity in which Optionee or persons in (1) or (2) above own more than fifty percent of the voting interests.

The following transactions are not prohibited transfers for value: (i) a transfer under a domestic relations order in settlement of marital property rights; and (ii) a transfer to an entity described in (5) above in exchange for an interest in that entity. Following any transfer of this option, the provisions of 2.2 above relating to death and the provisions of 3 above relating to employment shall continue to apply to Optionee instead of the transferee, and this option shall be exercisable by the transferee only at such times and to such extent that this option could have been exercised by Optionee if still held by Optionee. Any transfer of this option to a Family Member shall be on forms and subject to procedures approved by the General Counsel of the Company.”

2. Optionee acknowledges receipt of the Company’s Prospectus Supplement dated December 23, 1999 containing information regarding the tax consequences of and following a transfer of NQSOs.

3. Except as expressly provided in this Amendment, the Option Agreements are not otherwise modified and remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

Company:	MENTOR GRAPHICS CORPORATION

By:

Title:

Optionee:

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